UNITED STATES

SECURITIES AND EXCHANGE COMMISION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant
To Section 18 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest reported): June 20, 2011

MEGOLA, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Nevada	000-49815	88-0492605
(State or other jurisdiction	(Commission	(I.R.S. employer
of incorporation)	File Number)	identification number)

214 LaSalle Line, Sarnia, Ontario N7T 7H5
(Address of principal executive offices) (Zip code)

(519) 336-0628
Registrant's telephone number, including area code

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 6, 2011 we entered into a Purchase Agreement for the acquisition of certain Intellectual Property Rights (IP), Patents, and Patents Pending with 1771601 Ontario Inc. The basic terms and conditions proposed by MGON into the agreement will include, but not be limited to, the following:

At the closing, as hereinafter described, Megola Inc. will acquire and own the following; any patents, patents pending and IP Rights developed and owned by the Sellers as it pertains to:

•	IP /Manufacturing for the Anti-Fire Inhibitor recipe

Immediately following the Closing, MGON may change the name of the recipe to a MGON brand name.

Consideration

Upon Closing Megola Inc. will pay a consideration of MGON restricted common stock (“Stock Consideration”) of 1,000,000 shares as per Rule 144 and Megola Inc. shall issue such stock in the name of the Seller and or its assigns.

Megola will also pay a consideration of 250,000 restricted Series B Preferred shares which each Series B Preferred share having a stated value of $10.00 (ten dollars) per share. Series B Preferred shares, after the restricted holding period, can be converted at $0.10 (ten cents) to MGON common shares. Megola also retains the option to buy back any Series B Preferred shares for cash consideration of the same stated value of the Series B Preferred shares. Megola Inc. shall issue such stock in the name of the Seller and or its assigns.

The Agreement contains other terms and conditions and has been filed as an exhibit to this report. Please refer to the exhibit for additional information.

ITEM 8.01 OTHER EVENTS

Press Release attached as Exhibit 99

ITEM 9.01 EXHIBITS

10.0 Purchase Agreement with 1771601 Ontario Inc., dated May 6, 2011

99 Press Release

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Megola, Inc.
(Registrant)

Dated: June 20, 2011	By: /s/ Joel Gardner
Joel Gardner, President